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                                                                   EXHIBIT 99.1


                        INDEPENDENT AUDITORS' REPORT ON
                         FINANCIAL STATEMENT SCHEDULE


The Board of Directors
Evergreen Media Corporation:

Under the date of January 31, 1997, except for note 2(c), which is as of February 19, 1997, we reported on the consolidated balance sheets of Evergreen Media Corporation of Los Angeles and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1996. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                        KPMG Peat Marwick LLP


Dallas, Texas
January 31, 1997